                                  EXHIBIT 23.1
                                  ------------

              Consent of Independent Certified Public Accountants

    We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-54990) and Form S-8 (No. 33-73350) pertaining to the 1992 Stock Option Plan; the Registration Statement Form S-8 (No. 33-54986) pertaining to the 1992 Director Stock Option Plan; the Registration Statement (Form S-8 No. 33-57958) pertaining to the 1992 Employee Stock Purchase Plan; and Registration Statement on Form S-8 (No. 33-22423) pertaining to the 1992 Employee Stock Purchase Plan, the 1992 Stock Option Plan, and the 1994 Stock Incentive Plan of our report dated September 25, 1998, with respect to the consolidated financial statements incorporated by reference in this Annual Report (Form 10-K/A) for the year ended June 30, 1998.



                                                        /s/Ernst & Young LLP
Tampa, Florida
September 25, 1998